UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2015

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697 06-1449146
(Commission File Number) (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On April 7, 2015, Republic Airline Inc. (“Republic”), a wholly owned subsidiary of Republic Airways Holdings Inc. (the “Company”), entered into a secured revolving credit facility as described in Item 2.03 of this Form 8-K, which description is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
On April 7, 2015, Republic entered into a Credit and Guaranty Agreement, dated as of April 7, 2015 (the “Credit Facility”). The Credit Facility is among Republic, as borrower, the Company, as a guarantor, the subsidiaries of the Company (other than Republic) party thereto from time to time, as guarantors, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as administrative agent.  The Credit Facility consists of a $40 million revolving credit and letter of credit facility (the “Revolving Facility”) and a $10 million letter of credit facility (the “LC Facility”).
The Credit Facility provides that Republic may from time to time prior to April 7, 2018, borrow, repay and reborrow loans and have letters of credit issued up to an aggregate amount of $40 million under the Revolving Facility, and have letters of credit issued up to an aggregate amount of $10 million under the LC Facility. Republic has not made any drawings under the Credit Facility as of the date of this report. Any borrowings that Republic might in the future make under the Credit Facility are due and payable on April 7, 2018, at which time the Credit Facility terminates.
Borrowings under the Credit Facility bear interest at a variable rate equal to the London interbank offering rate, known as LIBOR, plus a margin of 2.75% per annum, or another rate based on certain market interest rates, plus a margin of 1.75% per annum.
In connection with borrowing a loan or requesting the issuance of a letter of credit under the Credit Facility, Republic expects to secure its obligations under the Credit Facility by liens on spare parts for aircraft and, depending on the amount of such obligations, certain aircraft (the “Collateral”).
The Credit Facility includes affirmative and negative covenants that restrict the Company’s ability to, among other things, incur additional indebtedness, issue preferred stock or pay dividends. In addition, after the initial pledge of Collateral, the Credit Facility requires Republic to maintain a minimum ratio of the borrowing base of the Collateral (determined as the sum of a specified percentage of the appraised value of each type of Collateral) to outstanding obligations under the Credit Facility of not less than 1.0 to 1.0. If Republic does not meet the minimum collateral coverage ratio, it must either provide additional Collateral to secure its obligations under the Credit Facility or repay the loans under the Credit Facility by an amount necessary to maintain compliance with the collateral coverage ratio. Also, after the initial pledge of Collateral, if the borrowing availability under the Credit Facility is less than a specified minimum amount, the Company will be required to satisfy an interest coverage ratio covenant.
The Credit Facility contains events of default customary for similar financings. Upon the occurrence of an event of default, the outstanding obligations under the Credit Facility may be accelerated and become due and payable immediately. In addition, if certain change of control events occur with respect to the Company, each lender under the Credit Facility has the right to require Republic to repay any loan that it has made under the Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.
By:    /s/ Timothy P. Dooley
Name:    Timothy P. Dooley

Title:	Executive Vice President and Chief Financial Officer

Dated: April 13, 2015